Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

vTv Therapeutics LLC (the "Company") and Deepa Prasad, her heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as "Executive"), enter into this Separation Agreement and Mutual Release (the "Agreement), and agree that:

WHEREAS, Executive has notified the Company of her intention to resign from her employment and her positions as President, Chief Executive Officer and Member of the Board of Directors; and

WHEREAS, the parties are entering into this Agreement to confirm the terms applicable to Executive's separation from the Company and Executive's role in the transition of her responsibilities, and for the purposes of resolving or avoiding any potential disputes between them;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.Resignation.Executive hereby confirms that she is resigning from her employment with the Company, and from any positions she currently holds, including the positions of President, Chief Executive Officer and Director, effective as of the earlier of the execution of definitive transaction documents for the "G Transaction" or March 29, 2022 (the "Effective Date").

2.Strategic Advisor Role.   Commencing upon the Effective Date and for a period of up to six (6) months, subject to earlier termination of the role at the discretion of the Board of Directors, Executive shall serve as a Strategic Advisor to the Company's Board of Directors and Chief Executive Officer, or the Acting or Interim Chief Executive Officer (the "CEO").  During the time that she is serving as a Strategic Advisor, Executive shall be a consultant, but not an employee or officer of the Company, and in that capacity, she will continue to assist in the transition of her responsibilities at the written request of the CEO.  It is anticipated that such services as a Strategic Advisor shall not exceed 19.9% of Executive's time.  Executive agrees that the severance compensation to be paid to her under Paragraph 4(a) below is sufficient and adequate compensation for the consulting services to be provided by her as a Strategic Advisor, and that she will not be entitled to any additional compensation for such services, nor will she be entitled to participate in the Company's employee benefit plans except as stated herein.  It is agreed by Executive and the Company that the failure by Executive to perform the services requested in her Strategic Advisor role will constitute a breach of this Agreement, but will not be a basis for the reduction of the compensation payable to her under Paragraph 4(a) below. Early termination of Executive's Strategic Advisor role by the Company will not be a breach of this agreement, nor will it result in the reduction of the compensation payable to Executive under Paragraph 4(a) of this Agreement.

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3.Post-Employment Covenants and Return of Property.

Except as otherwise set forth in this Paragraph 3, Executive acknowledges that she continues to be bound by the confidentiality, non-competition, non-disparagement, cooperation and non-solicitation provisions of the employment agreement between Executive, the Company and vTv Therapeutics, Inc. dated October 19, 2021 (the "Employment Agreement"), which will remain in effect in accordance with their terms, provided, however, that (i) the non-solicitation provision set forth in the Employment Agreement shall be amended such that the "NS Restricted Period" shall be reduced to one (1) year; and (ii) the non-competition provision set forth in the Employment Agreement shall be amended so that the "NC Restricted Period" shall be reduced to one (1) year, and the term "Competing Business" shall mean and refer solely to any business that engages in the development of drugs to Treat Type 1 or Type 2 diabetes, or that engages in the development of drugs that would compete with HPP 737.  Executive agrees that she will continue to take all reasonable steps to assist in protecting the Company's confidential information from improper disclosure.  Executive agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to her spouse, tax or other advisors, and/or attorneys.

Executive affirms that she has returned or will return all of the Company's property, documents, and/or any confidential information in Employee's possession or control other than information relating to her compensation and benefits and any written agreements setting forth the terms of her employment or her participation in any benefit or equity plans sponsored or maintained by the Company, provided, however, that Executive shall, for the period in which she serves as a Strategic Advisor, be provided a Company email address and device for her use solely to the extent necessary to communicate with the Company. Executive acknowledges that if she discovers in her possession any property belonging to the Company, documents or materials that relate to the Company or to its business with any of its products, research, experiments, clients or customers, she will notify the Company immediately and immediately deliver such property, documents and materials to Human Resources at vTv Therapeutics LLC, 3980 Premier Drive, Suite 310, High Point, NC 27265.

The confidentiality agreements and obligations contained in this paragraph are in addition to any other confidentiality obligations established by the statutes and common law of Delaware, as well as the provisions set out in any other prior confidentiality agreement between Executive and the Company, including those contained in the Employment Agreement.

4.Consideration.  The Company agrees to provide to Executive the following severance benefits and consideration in exchange for the release and other obligations undertaken by Executive herein:

a.

As a severance benefit and as compensation for any consulting services to be provided by Executive under Paragraph 2 of this Agreement, the Company will continue to pay Executive her base salary for a period of fifteen (15) months following the Effective Date, at the rate in effect as of the date of this Agreement.  These payments will be made in regular payroll installments and will be subject to applicable taxes and withholdings required by law or authorized by Executive.

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b.

The Company will reimburse the Executive for the cost of her group health plan benefits premiums under the Company's plan for the 12-month period following the date of termination, provided that Executive elects to receive and qualifies for such benefits under COBRA.  To receive reimbursement, Executive must submit to Company on a monthly basis copies of the premium invoice from the COBRA administrator and proof of timely payment of premium and continuation of benefits.

c.

Executive will receive a Cash Bonus in the gross amount of Three Hundred Twenty-Five Thousand Dollars ($325,000), less applicable taxes and withholdings, to be paid in two equal installments.  The first installment in the gross amount of One Hundred Sixty-Two Thousand, Five Hundred Dollars ($162,500) will be payable within ten (10) days of the execution of this Agreement.  The second installment in the gross amount of One Hundred Sixty-Two Thousand, Five Hundred Dollars ($162,500) will be paid within ten (10) days of the earlier of the execution of definitive transaction documents for the "G Transaction" or September 29, 2022.

d.

The Company and Executive acknowledge and agree that Executive was previously granted 2,498,635 stock options to acquire shares of Class A Common stock of the Company pursuant to a stock option agreement dated as of October 19, 2021 (the "Option Agreement").  Sections 2 and 3 of the Option Agreement (including Exhibit A) are hereby deleted in their entirety, and Executive shall have no rights or entitlements under those deleted Sections.  Notwithstanding anything in the Option Agreement to the contrary, as of the date of the execution of this Agreement, 75% of such stock options (1,873,976) are cancelled and forfeited in their entirety.  The remaining 25% of the stock options (624,659) (the "Continuing Options") are currently unvested, but will vest and become exercisable at the end of fifteen months after the Effective Date, subject to and conditioned upon Executive's continued compliance with her obligations under Paragraph 10 of this Agreement.  If Executive breaches her obligations under Paragraph 10 of this Agreement, then the Continuing Options shall be cancelled and forfeited in their entirety without payment or right to further vesting.  The Continuing Options, to the extent vested and not yet exercised (unless canceled and forfeited as a result of Executive's breach of Paragraph 10 of this Agreement) shall be exercisable until October 19, 2031, or such earlier date upon the occurrence of a Change in Control (as defined in the Company's 2015 Omnibus Equity Plan, as amended).

5.Benefits.  Employee's participation in each and all of the Company's employee benefit plans and programs shall cease as of the Effective Date (or such earlier date if required under the terms of the plan), and she shall not be entitled to any further benefits or coverages under any such employee benefit plans, except that Executive's medical, dental and vision insurances under the Company's plan will continue through the 12-month period following the Effective Date, contingent upon Executive making timely premium payments and maintaining eligibility for continuation of benefits as set forth in Paragraph 4(b) above.

Executive will receive from the health benefits plan administrator a notice of her opportunities to continue to participate in each of the Company's medical, dental, and vision insurance, and any other benefits through the provisions of COBRA. Executive may elect to continue her health

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insurance or other applicable coverages in accordance with the provisions of that notice.  If Executive elects to continue to participate in any such benefits through the COBRA continuation rights afforded under any of the applicable benefit plans, she must timely complete any election forms and timely make any required premium payments and otherwise comply with the terms of such benefit plans.  Executive shall have no continuation rights to participate in the Company's medical benefit plans except as set forth in the applicable COBRA notices.

6.Compensation.  Executive will be paid all compensation, wages, bonuses, commissions, vacation, earned unused PTO, and/or benefits which she earned through the Effective Date, to be paid on the normal payroll date at her regular prorated salary rate, subject to applicable taxes and withholdings. Executive acknowledges and agrees that, except as stated herein, she is not entitled to any bonuses, whether in cash or equity, or any additional equity awards or options to acquire the stock of vTv.

7.Indemnification.Executive will be entitled to Indemnification for her actions and service as an Officer and Director of the Company in accordance with the Indemnification Agreement attached as Exhibit A, which the parties will sign contemporaneously with the execution of this Agreement, and which is incorporated by reference herein.  Executive will also be entitled to indemnification on the same terms and under the same conditions as set forth in Exhibit A in connection with any services that she provides as a Strategic Advisor in response to written requests from the CEO.

8.General Release of All Claims.  The parties incorporate by reference herein the Mutual Release that is attached hereto as Exhibit B, which they will sign contemporaneously with the execution of this Agreement.  The parties acknowledge and agree that the Mutual Release does not apply to any claims which by law cannot be waived in a private agreement between an employer and employee.  Moreover, the Mutual Release does not prohibit Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission (the "EEOC") or equivalent state agency in Executive's state or participating in an EEOC or state agency investigation, nor does it restrict the Company from defending against any such claims, charges or proceedings, including by presenting evidence as to matters that are otherwise subject to the release.  Executive agrees to waive her right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on Executive's behalf arising out of or related to Executive's employment with and/or separation from the Company.

9.Acknowledgments and Affirmations.  Executive affirms that she has not filed, caused to be filed, or presently is a party to any claim or administrative proceeding against the Company.  Executive also affirms that she has not divulged any proprietary or confidential information of the Company in violation of her Employment Agreement.

10.Non-Disparagement.  Executive agrees that she will not make any derogatory or disparaging remarks about the Company or its majority shareholder, MacAndrews & Forbes Incorporated, or any of its or their management, employees, consultants, officers, directors or affiliates, nor will she make derogatory or disparaging remarks about the Company's products or business.   Executive further agrees that she will not make any announcements, press

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releases, or demonstrations regarding the Company.  Similarly, the Company's CEO and Board of Directors agree that they will not make any derogatory or disparaging remarks about Executive.  The parties agree that the Company will issue a press release in the form attached hereto as Exhibit C announcing Executive's resignation.  Nothing herein shall prevent the parties from testifying or providing information to the government in connection with any legal proceeding or governmental investigation, or from responding to a subpoena or governmental request for information.

11.Protected Rights. Notwithstanding any other provision in this Agreement or any other agreement that Executive may have entered with the Company (collectively, the "Agreements"), nothing contained in any of the Agreements (i) prohibit Executive or the Company from reporting to the staff of the Securities and Exchange Commission (the "SEC") possible violations of any law or regulation of the SEC, (ii) prohibit Executive from making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive's  right to receive an award for information provided to the SEC staff in accordance with the foregoing. Executive does not need the prior authorizations of the Company to make such reports, communications or disclosures, and is not required to notify the Company if she makes any such reports, communications or disclosures.

12.Governing Law; Dispute Resolution; Remedies.

a.

It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

b.

Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (a "Proceeding") shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the "Chosen Courts") and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

c.

Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the

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parties hereto irrevocably and unconditionally agrees that (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party's agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 15 of the Employment Agreement, as such address may be changed from time to time pursuant hereto, and (iii) service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

d.

JURY TRIAL WAIVER. TO THE EXTENT PERMISSIBLE BY LAW AND APPLICABLE PUBLIC POLICY, THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE'S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

13.Non-admission of Wrongdoing.  The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission of wrongdoing or evidence of any liability or unlawful conduct of any kind.

14.Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

15.Representation by Counsel.   Prior to her execution of this Agreement, Executive was advised by the Company of her right to seek independent advice from an attorney of her own selection regarding this Agreement.  Executive acknowledges that she has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel and has in fact consulted with counsel.  Executive further represents that in entering into this Agreement, she is not relying on any statements or representations made by any of the Company's directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon her own judgment and any advice provided by Executive's attorney.  Executive acknowledge and agrees that she was represented by counsel and expressly agrees to all the provisions in this Agreement, including, without limitation, the governing law, venue and forum provisions.

16.Entire Agreement.  This Agreement, together with the attachments hereto, sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except the provisions of the Employment

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Agreement previously executed by Executive and incorporated herein by reference on the terms set forth herein.  Executive acknowledges that she has not relied on any representations, promises, or agreements of any kind made to her in connection with her decision to accept this Agreement, except for those set forth in this Agreement.  Executive agrees that she may not assign her rights under this Agreement to any other individual or entity, but acknowledges it is binding upon her heirs, successors and assigns.  The Company also agrees that this Agreement is binding on and shall inure to the benefit of its successors and assigns.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

vTv Therapeutics LLC

By:	/s/ Deepa Prasad	By:	/s/ Richard Nelson
	Deepa Prasad		Richard Nelson
Acting Chief Executive Officer

Date: March 4, 2022		Date: March 4, 2022

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EXHIBIT A

US2000 12014257.1

INDEMNIFICATION AGREEMENT

This Indemnification Agreement, dated effective as of March 3, 2022 (the "Agreement"), is by and between vTv Therapeutics Inc., a Delaware corporation (the "Company"), and Deepa Prasad ("Indemnitee").  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Article 1.

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company;

WHEREAS, in order to induce Indemnitee to provide or continue to provide services to the Company, the Company wishes to provide for the indemnification of, and advancement of expenses to, Indemnitee to the fullest extent permitted by law;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and scope of coverage of liability insurance provide increasing challenges for the Company;

WHEREAS, the Company's Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the "Certificate of Incorporation") requires indemnification of the officers and directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to applicable provisions of the Delaware General Corporation Law ("DGCL");

WHEREAS, the Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts providing for indemnification may be entered into between the Company and members of the board of directors of the Company (the "Board"), executive officers and other key employees of the Company;

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation and any resolutions adopted pursuant thereto and shall not be deemed a substitute therefor nor to diminish or abrogate any rights of Indemnitee thereunder (regardless of, among other things, any amendment to or revocation of governing documents or any change in the composition of the Board or any Corporate Transaction); and

WHEREAS, Indemnitee will serve or continue to serve as a director, officer or key employee of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his resignation or is otherwise terminated by the Company.

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1

ARTICLE 1

DEFINITIONS

As used in this Agreement:

1.1."Affiliate" shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended (as in effect on the date hereof).

1.2."Agreement" shall have the meaning set forth in the preamble.

1.3."Beneficial Owner" and "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 under the Exchange Act (as in effect on the date hereof).

1.4."Board" shall have the meaning set forth in the recitals.

1.5."By-Laws" shall mean the Company's Amended and Restated By-Laws (as the same may be amended and/or restated from time to time).

1.6."Certificate of Incorporation" shall have the meaning set forth in the recitals.

1.7."Change in Control" shall mean, and shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(a)Acquisition of Stock by Third Party. Any Person other than a Permitted Holder is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding Voting Securities, unless (i) the change in the relative Beneficial Ownership of the Company's securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors, or (ii) such acquisition was approved in advance by the Continuing Directors and such acquisition would not constitute a Change in Control under part (c) of this definition;

(b)Change in Board of Directors. Individuals who, as of the date hereof, constitute the Board, and any new director whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b) (collectively, the "Continuing Directors"), cease for any reason to constitute at least a majority of the members of the Board;

(c)Corporate Transactions. The effective date of a reorganization, merger or consolidation of the Company (a "Corporate Transaction"), in each case,

unless, following such Corporate Transaction:  (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Voting Securities of the Company immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the Company or other Person resulting from such Corporate Transaction (including, without limitation, a corporation or other Person that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership of Voting Securities immediately prior to such Corporate Transaction; (ii) no Person (excluding any corporation resulting from such Corporate Transaction or the Permitted Holders) is the Beneficial Owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding Voting Securities of the Company or other Person resulting from such Corporate Transaction, except to the extent that such ownership existed prior to such Corporate Transaction; and (iii) at least a majority of the board of directors of the Company or other Person resulting from such Corporate Transaction were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(d)Other Events. The approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company or the consummation of an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company's assets, other than such sale or other disposition by the Company of all or substantially all of the Company's assets to a Person, at least 50% of the combined voting power of the Voting Securities of which are Beneficially Owned by (i) the stockholders of the Company immediately prior to such sale or (ii) the Permitted Holders.

1.8."Company" shall have the meaning set forth in the preamble and shall also include, in addition to the resulting corporation or other entity, any constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation or other entity as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

1.9."Continuing Directors" shall have the meaning set forth in Section 1.7(b).

1.10."Corporate Status" shall describe the status as such of a person who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other Enterprise which such person is or was serving at the request of the Company.

1.11."Corporate Transaction" shall have the meaning set forth in Section 1.7(c).

1.12."Delaware Court" shall mean the Court of Chancery of the State of Delaware.

1.13."DGCL" shall have the meaning set forth in the recitals.

1.14."Disinterested Director" shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

1.15."Enterprise" shall mean the Company and any other corporation, constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned Subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

1.16."Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

1.17."Expenses" shall include all reasonable and documented attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or negotiating for the settlement of, responding to or objecting to a request to provide discovery in, or otherwise participating in, any Proceeding.  Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.  Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments, fines or penalties against Indemnitee.

1.18."Indemnification Arrangements" shall have the meaning set forth in Section 15.2.

1.19."Indemnitee" shall have the meaning set forth in the preamble.

1.20."Indemnitee-Related Entities" shall mean any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any other Enterprise controlled by the Company or the insurer under and pursuant to an insurance policy of the Company or any such controlled Enterprise) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company or any other Enterprise controlled by the Company may also have an indemnification or advancement obligation.

1.21."Independent Counsel" shall mean a law firm, or a member of a law firm, that is of outstanding reputation, experienced in matters of corporation law and neither is as of the date of selection of such firm, nor has been during the period of three years immediately preceding the date of selection of such firm, retained to represent: (a) the Company or Indemnitee in any material matter (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.  For purposes of this definition, a "material matter" shall mean any matter for which billings exceeded or are expected to exceed $100,000.

1.22."Permitted Holder" shall mean vTv Therapeutics Holdings LLC, vTvx Holdings I LLC, vTvx Holdings II LLC, M&F TTP Holdings LLC, MacAndrews & Forbes Incorporated, Ronald O. Perelman or any of his immediate family members, and their respective Affiliates and Related Parties.

1.23."Person" shall have the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act (as in effect on the date hereof); provided, however, that the term "Person" shall exclude: (a) the Company; (b) any Subsidiaries of the Company; and (c) any employee benefit plan of the Company or a Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary of the Company or of a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.24."Proceeding" shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, including, without limitation, any and all appeals, whether brought by or in the right of the Company or otherwise and whether of a civil (including, without limitation, intentional or unintentional tort claims), criminal, administrative or investigative nature, whether formal or informal, in which Indemnitee was, is, will or might be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken by or omission by Indemnitee, or of any action or omission on Indemnitee's part while acting as a director or officer of the Company, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise; in each case whether or not acting or serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this

Agreement or Section 145 of the DGCL; including one pending on or before the date of this Agreement but excluding one initiated by Indemnitee to enforce Indemnitee's rights under this Agreement or Section 145 of the DGCL.

1.25."Related Party" shall mean, with respect to any Person, (a) any controlling stockholder, controlling member, general partner, Subsidiary, spouse or immediate family member (in the case of an individual) of such Person, (b) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a), or (c) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (b), acting solely in such capacity.

1.26."Section 409A" shall have the meaning set forth in Section 17.2.

1.27."Subsidiary" with respect to any Person, shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

1.28."Voting Securities" shall mean any securities of the Company (or a surviving entity as described in the definition of a "Change in Control") that vote generally in the election of directors (or similar body).

1.29.References to "fines" shall include any excise tax or penalty assessed on Indemnitee with respect to any employee benefit plan; references to "other enterprise" shall include employee benefit plans; references to "serving at the request of the Company" shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Agreement.

1.30.The phrase "to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law" shall include, but not be limited to: (a) to the fullest extent authorized or permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL, and (b) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

ARTICLE 2

INDEMNITY IN THIRD-PARTY PROCEEDINGS

Subject to Article 8, the Company shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Article 2 if Indemnitee is, was or is threatened to be made a party to or a participant (as a witness or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Subject to Article 8, to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law, Indemnitee shall be indemnified against all Expenses, judgments, fines, penalties and, subject to Section 10.3, amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that such conduct was unlawful.

ARTICLE 3

INDEMNITY IN PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY

Subject to Article 8, the Company shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Article 3 if Indemnitee is, was or is threatened to be made a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor.  Subject to Article 8, to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Article 3 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged (and not subject to further appeal) by a court of competent jurisdiction to be liable to the Company, except to the extent that the Delaware Court or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

ARTICLE 4

INDEMNIFICATION FOR EXPENSES OF A PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL

Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith.  For the avoidance of doubt, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, then the Company shall indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with each resolved claim, issue or matter, whether or not Indemnitee was wholly or partly successful; provided that Indemnitee shall only be entitled to indemnification for Expenses with respect to unsuccessful claims under this Article 4 to the extent Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that such conduct was unlawful. For purposes of this Article 4 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, or by settlement, shall be deemed to be a successful result as to such claim, issue or matter.

ARTICLE 5

INDEMNIFICATION FOR EXPENSES OF A WITNESS

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee's Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith.

ARTICLE 6

ADDITIONAL INDEMNIFICATION, HOLD HARMLESS AND EXONERATION RIGHTS

In addition to and notwithstanding any limitations in Articles 2, 3 or 4, but subject to Article 8, the Company shall indemnify, hold harmless and exonerate Indemnitee to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) law if Indemnitee is, was or is threatened to be made a party to or a participant in, any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines, penalties and, subject to Section 10.3, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with the Proceeding. No indemnity shall be available under this Article 6 on account of Indemnitee's conduct that constitutes a breach of Indemnitee's duty of loyalty to the Company or its stockholders or is an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law.

ARTICLE 7

CONTRIBUTION IN THE EVENT OF JOINT LIABILITY

7.1.To the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) law, if the indemnification rights provided for in this Agreement are unavailable to Indemnitee in whole or in part for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for judgments, liabilities, fines, penalties, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

7.2.The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

7.3.The Company hereby agrees to fully indemnify, hold harmless and exonerate Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Company (other than Indemnitee) who may be jointly liable with Indemnitee.

ARTICLE 8

EXCLUSIONS

8.1.Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity, contribution or advancement of Expenses in connection with any claim made against Indemnitee:

(a)except as provided in Section 15.4, for which payment has actually been made to or on behalf of Indemnitee under any insurance policy of the Company or its Subsidiaries or other indemnity provision of the Company or its Subsidiaries, except with respect to any excess beyond the amount paid under any insurance policy, contract, agreement, other indemnity provision or otherwise; or

(b)for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (or any similar successor statute) or similar provisions of state statutory law or common law; or

(c)in connection with any Proceeding (or any part of any Proceeding) initiated or brought voluntarily by Indemnitee, including, without limitation, any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, other than a Proceeding initiated by Indemnitee to enforce its rights under this Agreement, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) or (ii) the Company provides the indemnification payment, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d)for the payment of amounts required to be reimbursed to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or any similar successor statute; or

(e)for any payment to Indemnitee that is determined to be unlawful by a final judgment or other adjudication of a court or arbitration, arbitral or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing and under the procedures and subject to the presumptions of this Agreement; or

(f)in connection with any Proceeding initiated by Indemnitee to enforce its rights under this Agreement if a court of competent jurisdiction determines by final judicial decision that each of the material assertions made by Indemnitee in such Proceeding was not made in good faith or was frivolous.

The exclusion in Section 8.1(c) shall not apply to counterclaims or affirmative defenses asserted by Indemnitee in an action brought against Indemnitee.

ARTICLE 9

ADVANCES OF EXPENSES; SELECTION OF LAW FIRM

9.1.Subject to Article 8, the Company shall, unless prohibited by applicable law, advance the Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within ten business days after the receipt by the Company of a statement or statements requesting such advances, together with a reasonably detailed written explanation of the basis therefor and an itemization of legal fees and disbursements in reasonable detail, from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Indemnitee shall qualify for advances, to the fullest extent permitted by this Agreement, solely upon the execution and delivery to the Company of an undertaking providing that Indemnitee undertakes to repay the advance to the extent that it is ultimately determined, by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal, that Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement or pursuant to applicable law.  This Section 9.1 shall not apply to any claim made by Indemnitee for which an indemnification payment is excluded pursuant to Article 8.

9.2.If the Company shall be obligated under Section 9.1 hereof to pay the Expenses of any Proceeding against Indemnitee, then the Company shall be entitled to assume the defense of such Proceeding upon the delivery to Indemnitee of written notice of its election to do so.  If the Company elects to assume the defense of such Proceeding, then unless the plaintiff or plaintiffs in such Proceeding include one or more Persons holding, together with his, her or its Affiliates, in the aggregate, a majority of the combined voting power of the Company's then outstanding Voting Securities, the Company shall assume such defense using a single law firm (in addition to local counsel) selected by the Company representing Indemnitee and other present and former directors or officers of the Company.  The retention of such law firm by the Company shall be subject to prior written approval by Indemnitee, which approval shall not be unreasonably withheld, delayed or conditioned.  If the Company elects to assume the defense of such Proceeding and the plaintiff or plaintiffs in such Proceeding include one or more Persons holding, together with his, her or its Affiliates, in the aggregate, a majority of the combined voting power of the Company's then outstanding Voting Securities, then the Company shall assume such defense using a single law firm (in addition to local counsel) selected by Indemnitee and any other present or former directors or officers of the Company who are parties to such Proceeding.  After (x) in the case of retention of any such law firm selected by the Company, delivery of the required notice to Indemnitee, approval of such law firm by Indemnitee and the retention of such law firm by the Company, or (y) in the case of retention of any such law firm selected by Indemnitee, the completion of such retention, the Company will not be liable to Indemnitee under this Agreement for any Expenses of any other law firm incurred by Indemnitee after the date that such first law firm is retained by the Company with respect to the same Proceeding; provided, that in the case of retention of any such law firm selected by the Company (a) Indemnitee shall have the right to retain a separate law firm in any such Proceeding at Indemnitee's sole expense; and (b) if (i) the retention of a law firm by Indemnitee has been previously authorized by the Company in writing, (ii) Indemnitee shall have reasonably concluded that (1) there may be a conflict of interest between either (x) the Company and Indemnitee or (y) Indemnitee and another present or former director or officer of the Company also represented by such law firm in the conduct of any such defense or (2) there may be defenses available to Indemnitee that are incompatible or inconsistent with those available to the Company or another present or former director represented by such law firm in the conduct of such defense, or (iii) the Company shall not, in fact, have retained a law firm to prosecute the defense of such Proceeding within thirty days, then the reasonable Expenses of a single law firm retained by Indemnitee shall be at the expense of the Company.  Notwithstanding anything else to the contrary in this Section 9.2, the Company will not be entitled without the written consent of the Indemnitee to assume the defense of any Proceeding brought by or in the right of the Company.

ARTICLE 10

PROCEDURE FOR NOTIFICATION; DEFENSE OF CLAIM; SETTLEMENT

10.1.Indemnitee shall, as a condition precedent to Indemnitee's right to be indemnified under this Agreement, give the Company notice in writing promptly of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement; provided, however, that a delay in giving such notice shall not deprive Indemnitee of any right to be indemnified under this Agreement unless, and then only to the extent that, such delay is materially prejudicial to the defense of such claim.  The omission or delay to notify the Company will not relieve the Company from any liability for indemnification which it may have to Indemnitee otherwise than under this Agreement.  The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that

Indemnitee has requested indemnification.

10.2.The Company will be entitled to participate in the Proceeding at its own expense.

10.3.The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any claim effected without the Company's prior written consent, provided the Company has not breached its obligations hereunder.  The Company shall not settle any claim, including, without limitation, any claim in which it takes the position that Indemnitee is not entitled to indemnification in connection with such settlement, nor shall the Company settle any claim which would impose any fine or obligation on Indemnitee or attribute to Indemnitee any admission of liability, without Indemnitee's prior written consent.  Neither the Company nor Indemnitee shall unreasonably withhold, delay or condition their consent to any proposed settlement.

ARTICLE 11

PROCEDURE UPON APPLICATION FOR INDEMNIFICATION

11.1.Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 10.1, a determination, if required by applicable law, with respect to Indemnitee's entitlement thereto shall be made in the specific case: (a) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (b) if a Change in Control shall not have occurred, (i) by a majority vote of the Disinterested Directors (provided there is a minimum of three Disinterested Directors), even though less than a quorum of the Board, (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors (provided there is a minimum of three Disinterested Directors), even though less than a quorum of the Board, or (iii) if there are less than three Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten business days after such determination and any future amounts due to Indemnitiee shall be paid in accordance with this Agreement.  Indemnitee shall cooperate with the Person making such determination with respect to Indemnitee's entitlement to indemnification, including, without limitation, providing to such Person upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination, provided, that nothing contained in this Agreement shall require Indemnitee to waive any privilege Indemnitee may have.  Any costs or expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Indemnitee in so cooperating with the Person making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee's entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

11.2.If the determination of entitlement to indemnification is to be made by

Independent Counsel pursuant to Section 11.1 hereof, the Independent Counsel shall be selected as provided in this Section 11.2.  If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected.  If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected.  In either event, Indemnitee or the Company, as the case may be, may, within ten business days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in Article 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel.  If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court or arbitrator has determined that such objection is without merit.  If, within twenty days after submission by Indemnitee of a written request for indemnification pursuant to Section 10.1 hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may seek arbitration for resolution of any objection which shall have been made by the Company or Indemnitee to the other's selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the arbitrator or by such other person as the arbitrator shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11.1 hereof.  Such arbitration referred to in the previous sentence shall be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and Article 13 hereof shall apply in respect of such arbitration and the Company and Indemnitee.  Upon the due commencement of any judicial proceeding pursuant to Section 13.1 of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

ARTICLE 12

PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS

12.1.In making a determination with respect to entitlement to indemnification hereunder, the Person making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10.1 of this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its Board, its Independent Counsel and its stockholders) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification or advancement of expenses is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its Board, its Independent Counsel and its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

12.2.If the Person empowered or selected under Article 11 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (a) an intentional misstatement by Indemnitee of a material fact, or an intentional omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (b) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such thirty-day period may be extended for a reasonable time, not to exceed an additional fifteen days, if the Person making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

12.3.The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (with or without court approval), conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee's conduct was unlawful.

12.4.For purposes of any determination of good faith pursuant to this Agreement, Indemnitee shall be deemed to have acted in good faith if, among other things, Indemnitee's action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise, its board of directors, any committee of the board of directors or any director, or on information or records given or reports made to the Enterprise, its board of directors, any committee of the board of directors or any director, by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise, its board of directors, any committee of the board of directors or any director. The provisions of this Section 12.4 shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.  In any event, it shall be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

12.5.The knowledge and/or actions, or failure to act, of any other director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

12.6.The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty.  In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

ARTICLE 13

REMEDIES OF INDEMNITEE

13.1.In the event that (a) a determination is made pursuant to Article 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (b) advancement of Expenses, to the fullest extent permitted by applicable law, is not timely made pursuant to Article 9 of this Agreement, (c) no determination of entitlement to indemnification shall have been made pursuant to Section 11.1 of this Agreement within thirty days after receipt by the Company of the request for indemnification and of reasonable documentation and information which Indemnitee may be called upon to provide pursuant to Section 11.1, (d) payment of indemnification is not made pursuant to Articles 4, 5, 6, or the last sentence of Section 11.1 of this Agreement within ten business days after receipt by the Company of a written request therefor, (e) a contribution payment is not made in a timely manner pursuant to Article 7 of this Agreement, (f) payment of indemnification pursuant to Article 3 or 6 of this Agreement is not made within ten business days after a determination has been made that Indemnitee is entitled to indemnification or (g) the Company or any representative thereof takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any Proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by a court of competent jurisdiction of Indemnitee's entitlement to such indemnification, contribution or advancement of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Except as set forth herein, the provisions of Delaware law (without regard to its conflict of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee's right to seek any such adjudication or award in arbitration.  The award rendered by such arbitration will be final and binding upon the parties hereto, and final judgment on the arbitration award may be entered in any court of competent jurisdiction.

13.2.In the event that a determination shall have been made pursuant to Section 11.1 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Article 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Article 13, Indemnitee shall be presumed to be entitled to receive advances of Expenses under this Agreement and the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and the Company may not refer to or introduce into evidence any determination pursuant to Section 11.1 of this Agreement adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Article 13, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Article 9 until a final determination is made with respect to Indemnitee's entitlement to indemnification (as to which all rights of appeal shall have been exhausted or lapsed).

13.3.If a determination shall have been made pursuant to Section 11.1 of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Article 13, absent (a) an intentional misstatement by Indemnitee of a material fact, or an intentional omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (b) a prohibition of such indemnification under applicable law.

13.4.The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Article 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

13.5.The Company shall indemnify and hold harmless Indemnitee to the fullest extent permitted by law against all Expenses and, if requested by Indemnitee, shall (within ten days after the Company's receipt of such written request) pay to Indemnitee, to the fullest extent permitted by applicable law, such Expenses which are incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee (a) to enforce his rights under, or to recover damages for breach of, this Agreement or any other indemnification, advancement or contribution agreement or provision of the Certificate of Incorporation, or the By-Laws now or hereafter in effect; or (b) for recovery or advances under any insurance policy maintained by any person for the benefit of Indemnitee, regardless of the outcome and whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement, contribution or insurance recovery, as the case may be (unless such judicial proceeding or arbitration was not brought by Indemnitee in good faith).

13.6.Interest shall be paid by the Company to Indemnitee at the legal rate under Delaware law for amounts which the Company indemnifies, or is obliged to indemnify, for the period commencing with the date on which Indemnitee requests indemnification, contribution, reimbursement or advancement of any Expenses and ending with the date on which such payment is made to Indemnitee by the Company.

ARTICLE 14

SECURITY

Notwithstanding anything herein to the contrary, to the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company's obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of Indemnitee.

ARTICLE 15

NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE; PRIMACY OF INDEMNIFICATION; SUBROGATION

15.1.The rights of Indemnitee as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the By-Laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation, the By-Laws or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

15.2.The DGCL and the Certificate of Incorporation permit the Company to purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit, or surety bond ("Indemnification Arrangements") on behalf of Indemnitee against any liability asserted against Indemnitee or incurred by or on behalf of Indemnitee or in such capacity as a director, officer, employee or agent of the Company, or arising out of his or her status as such, whether or not the Company would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement or under the DGCL, as it may then be in effect. The purchase, establishment, and maintenance of any such Indemnification Arrangement shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.

15.3.To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, partners, managing members, fiduciaries, employees, or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, trustee, partner, managing member, fiduciary, employee or agent under such policy or policies. If, at the time the Company receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

15.4.The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of Expenses and/or insurance provided by the Indemnitee-Related Entities.  The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Indemnitee-Related Entities to advance Expenses or to provide indemnification for the same Expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law and as required by the terms of this Agreement and the Certificate of Incorporation or the By-Laws (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Indemnitee-Related Entities, and (iii) that it irrevocably waives, relinquishes and releases the Indemnitee-Related Entities from any and all claims against the Indemnitee-Related Entities for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Indemnitee-Related Entities on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall reduce or otherwise alter the rights of Indemnitee or the obligations of the Company hereunder.  Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities.  In the event that any of the Indemnitee-Related Entities shall make any advancement or payment on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company, the Indemnitee-Related Entity making such payment shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company, and Indemnitee shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including, without limitation, execution of such documents as are necessary to enable the Indemnitee-Related Entities to bring suit to enforce such rights.  The Company and Indemnitee agree that the Indemnitee-Related Entities are express third party beneficiaries of the terms of this Section 15.4, entitled to enforce this Section 15.4 as though each of the Indemnitee-Related Entities were a party to this Agreement.

15.5.Except as provided in Section 15.4, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Indemnitee-Related Entities), who shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including, without limitation, execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

15.6.Except as provided in Section 15.4, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

15.7.Except as provided in Section 15.4, the Company's obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification payments or advancement of Expenses from such Enterprise. Notwithstanding any other provision of this Agreement to the contrary, (a) Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Company's satisfaction and performance of all its obligations under this Agreement, and (b) the Company shall perform fully its obligations under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, advancement, contribution or insurance coverage rights against any person or entity other than the Company.

ARTICLE 16

ENFORCEMENT AND BINDING EFFECT

16.1.The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve or continue to serve as a director, officer or key employee of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director, officer or key employee of the Company.

16.2.This Agreement shall be effective as of the date set forth on the first page and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Company, or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

16.3.The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult to prove, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking, among other things, injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the Court, and the Company hereby waives any such requirement of such a bond or undertaking.

ARTICLE 17

MISCELLANEOUS

17.1.Successors and Assigns.  This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee's assigns, heirs, executors and administrators. The Company shall require and cause any successor (whether direct or indirect successor by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

17.2.Section 409A.  It is intended that any indemnification payment or advancement of Expenses made hereunder shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder ("Section 409A") pursuant to Treasury Regulation Section 1.409A-1(b)(10).  Notwithstanding the foregoing, if any indemnification payment or advancement of Expenses made hereunder shall be determined to be "nonqualified deferred compensation" within the meaning of Section 409A, then (i) the amount of the indemnification payment or advancement of Expenses during one taxable year shall not affect the amount of the indemnification payments or advancement of Expenses during any other taxable year, (ii) the indemnification payments or advancement of Expenses must be made on or before the last day of the Indemnitee's taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or advancement of Expenses hereunder is not subject to liquidation or exchange for another benefit.

17.3.Severability.  In the event that any provision of this Agreement is determined by a court to require the Company to do or to fail to do an act which is in violation of applicable law, such provision (including, without limitation, any provision within a single Article, Section, paragraph or sentence) shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms to the fullest extent permitted by law.

17.4.Entire Agreement.  Without limiting any of the rights of Indemnitee under the Certificate of Incorporation or By-Laws, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

17.5.Modification, Waiver and Termination.  No supplement, modification, termination, cancellation or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee's Corporate Status prior to such amendment, alteration or repeal.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

17.6.Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(i)If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide in writing to the Company.

(ii)If to the Company, to:

vTv Therapeutics Inc.

4170 Mendenhall Oaks Pkwy

High Point, NC 27265

Attn:  Chief Financial Officer

Telephone:(336)-841-0300

or to any other address as may have been furnished to Indemnitee in writing by the Company.

17.7.Applicable Law.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.  If, notwithstanding the foregoing sentence, a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification by the Company of Indemnitee, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

17.8.Identical Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

17.9.Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

17.10.Representation by Counsel.  Each of the parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement.  No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or arbitrator or any governmental authority by reason of such party having drafted or being deemed to have drafted such provision.

17.11.Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee's spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

17.12.Additional Acts.  If for the validation of any of the provisions in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Company to fulfill its obligations under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Indemnification Agreement to be signed as of the day and year first above written.

COMPANY:

VTV therapeutics INC.

By:	/s/ Richard Nelson
Name: Richard Nelson
Title: Acting Chief Executive Officer

INDEMNITEE:

By:	/s/ Deepa Prasad
Deepa Prasad

EXHIBIT B

MUTUAL RELEASE

THIS MUTUAL RELEASE (the “Release”) is made and entered into as of March 4, 2022 (the “Effective Date”) by and between vTv Therapeutics Inc., a Delaware corporation, and vTv Therapeutics LLC, a Delaware limited liability company, for themselves and their respective officers, directors, partners, agents, employees, affiliates (including for the avoidance of doubt, MacAndrews & Forbes Incorporated, and its direct and indirect shareholders, and its officers, directors, partners, agents, employees and affiliates), successors and assigns (collectively, the “Company”), and Deepa Prasad (the “Executive”), for good and valuable consideration, the receipt of which is hereby acknowledged.

1.Release by the Company.  Upon execution of this Release, the Company does hereby relinquish, waive, release, acquit and forever discharge the Executive, from and against any and all claims, disputes, actions, charges, contractual obligations, controversies, complaints, causes of action, rights, demands, suits, debts, damages, judgments or accountings of whatever nature, at law or in equity, known or unknown, asserted or not asserted, which the Company ever had, now has, or hereafter can, shall or may have against the Executive, arising from or related to or in connection with the Executive’s employment by the Company or services rendered in her capacity as President and Chief Executive Officer or ceasing to serve as President, Chief Executive Officer or employee or as a Director of the Company or otherwise prior to and including the Effective Date.  Notwithstanding the above, this provision shall not apply to (a) any claims arising after the Effective Date, including any claim for breach of this Release, or (b) any claims that cannot be legally waived or released as a matter of law.

2.Release by the Executive.  Upon execution of this Release, the Executive does hereby relinquish, waive, release, acquit and forever discharge the Company, from and against

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any and all claims, disputes, actions, charges, contractual obligations, controversies, complaints, causes of action, rights, demands, suits, debts, damages, judgments or accountings of whatever nature, at law or in equity, known or unknown, asserted or not asserted, which the Executive ever had, now has, or hereafter can, shall or may have against the Company, arising from or related to or in connection with the Executive's employment by the Company or services rendered in her capacity as President and Chief Executive Officer or ceasing to serve as President, Chief Executive Officer or employee or as a Director of the Company or otherwise prior to and including the Effective Date.  Notwithstanding the above, this provision shall not apply to (a) any claims arising after the Effective Date, including any claim for breach of this Release; (b) any claims that cannot be legally waived or released as a matter of law; or (c) any claims for indemnification arising under any indemnification agreement between the parties, or based on the Company's certificate of incorporation, by-laws, or the law of the State of Delaware as it pertains to indemnification of corporate officers and directors from the beginning of the Executive's employment with the Company on October 19, 2021 through and including the Effective Date, including but not limited to any claims for indemnification, costs or attorneys' fees relating to the Executive's employment by the Company or her service as President and Chief Executive Officer or as a Director of the Company.

3.General Release. This Release is intended to be effective as a general release of and bar to all claims as stated in this Section. Accordingly, each party specifically waives all rights under California Civil Code Section 1542, which states, "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING

THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY," or under any provision of Delaware law with similar effect. Each party acknowledges that it may later discover claims or facts in addition to or different from those which it now knows or believes to exist with regards to the subject matter of this Release, and which, if known or suspected at the time of executing this Release, may have materially affected its terms. Nevertheless, each party waives any and all claims that might arise as a result of such different or additional claims or facts.

4.Protected Rights. Notwithstanding any other provision in this Release or any other agreement that the Executive may have entered into with the Company (collectively, the "Agreements"), nothing contained in any of the Agreements (i) prohibit the Executive from reporting to the staff of the Securities and Exchange Commission (the "SEC") possible violations of any law or regulation of the SEC, (ii) prohibit the Executive from making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations, or (iii) limit the Executive's right to receive an award for information provided to the SEC staff in accordance with the foregoing. Please note that the Executive does not need the prior authorizations of the Company to engage in such reports, communications or disclosures and the Executive is not required to notify the Company if the Executive engages in any such reports, communications or disclosures. For the avoidance of doubt, nothing in the Agreements prohibits the Company from reporting any matters to the SEC or other applicable governmental or regulatory authority or complying with any applicable law, rule or regulation.

5.Governing Law.  This Release shall be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to conflict of laws principles.  Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Release (a "Proceeding") shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the "Chosen Courts") and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

6.Acknowledgements. The Executive acknowledges and agrees that the Executive was represented by counsel and agrees to all the provisions in this Release. Neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by any party of wrongdoing or evidence of any liability or unlawful conduct of any kind.

7.Counterparts.  This Release may be executed in counterparts, and when each party has signed and delivered at least one such counterpart to the other party, each counterpart shall be deemed an original, and all counterparts taken together shall constitute one and the same agreement, which shall be binding and effective as to all parties.  This Release may be executed via facsimile or e-mail signatures, which shall have the same force and effect as if they were original signatures.

8.Gender and Number.  Whenever the text hereof requires, the use of gender or singular number shall include the appropriate gender or plural number as the text of the within instrument may require.

9.Modifications.  This Release may not be altered, modified or changed in any manner, nor may any of the conditions herein be waived, except by a writing duly executed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Release as of the date first written above.

VTV THERAPEUTICS INC.

By:	/s/ Richard Nelson
Name:	Richard Nelson
Title:	Acting Chief Executive Officer

VTV THERAPEUTICS LLC

By:	/s/ Richard Nelson
Name:	Richard Nelson
Title:	Acting Chief Executive Officer

/s/ Deepa Prasad
Deepa Prasad

EXHIBIT C

vTv Therapeutics Announces CEO Transition

HIGH POINT, N.C., March 03, 2022 -- vTv Therapeutics Inc. (Nasdaq: VTVT) a clinical-stage biopharmaceutical company focused on the development of orally administered treatments for type 1 diabetes, today announced that the Company has appointed Rich Nelson as Acting Chief Executive Officer. Mr. Nelson joined the vTv Board of Directors in 2020, and currently serves as Executive Vice President Corporate & Business Development of Vericast, and Executive Vice President Corporate Development for MacAndrews & Forbes. He brings more than 25 years of business and legal experience in mergers & acquisitions and corporate development.

Deepa Prasad, who has been serving as the Company's Chief Executive Officer and a member of the Board of Directors, has informed the Company that she will be resigning. Ms. Prasad helped to streamline company operations to focus on TTP399, its promising, lead drug in development, and will serve as a Strategic Advisor to the Company for the next six-months. The Company values Ms. Prasad's experience and appreciates her willingness to advise Rich Nelson on the transition.

Mr. Nelson will work closely with the Company's Board of Directors as vTv continues to progress in the development of its pipeline of novel therapeutics, particularly TTP339, an orally administered treatments for diabetes.

"I am dedicated to the long-term growth and development of the Company and look forward to working with vTv's talented employees, scientists, and partners during this exciting time," Mr. Nelson said. The positive Phase 2 study results and FDA Breakthrough Therapy Designation for TTP339 are very promising milestones in the development of a novel treatment for such a serious issue impacting the lives of millions of patients and their families worldwide."

TTP399 is a novel, oral, liver-selective glucokinase activator that showed ~40% reduction in hypoglycemic episodes compared to placebo in its Phase 2 study and was granted Breakthrough Therapy Designation by the FDA. In October, the Company announced positive results of its mechanistic study showing no increased risk of ketoacidosis. Additionally, zero hypoglycemic episodes occurred in the TTP399 arm while four occurred on placebo. The Company looks forward to launching pivotal trials in 2022.

About vTv Therapeutics
vTv Therapeutics Inc. is a clinical-stage biopharmaceutical company focused on developing oral, small molecule drug candidates. vTv has a pipeline of clinical drug candidates led by programs for the treatment of type 1 diabetes and psoriasis. vTv's development partners are pursuing additional indications in type 2 diabetes, chronic obstructive pulmonary disease, renal disease, primary mitochondrial myopathy, and pancreatic cancer. For more information, please visit www.vtvtherapeutics.com or follow us on Twitter: @vTvTherapeutics.

Forward-Looking Statements
This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology,

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including the terms "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading "Risk Factors" in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

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